Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors
Technologies Scan Corp.
(A Development Stage Company)
Mirabel, Quebec
Canada

We hereby consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated August 10, 2011 relating to the financial statements as of March 31, 2011 and 2010, and for the years ended March 31, 2011 and 2010 and the period from March 31, 2009 (inception) to March 31, 2011. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

October 19, 2011